Exhibit 99.1

May 16, 2012

FSP Galleria North Corp.

FSP Galleria North Corp. (the "Company") has continued its suspension of dividends for the first quarter of 2012, due to the fact that the Company’s property is not expected to generate positive cash flow for the near term.

The Company’s Board of Directors reduced the amount of the dividend commencing in calendar year 2009 in order to build up a larger reserve that may be allocated to fund operating expenses in the event that the Company’s property remains vacant for an extended period of time. The reserve may also be utilized to help with the capital costs to reposition the property from a single-tenant building to a multi-tenant building, if needed. As of March 31, 2012, the Company had approximately $3,200,000 of total reserves available to be allocated to the cost of leasing the property and to fund operating expenses. On February 1, 2012, Franklin Street Properties Corp., our single common shareholder, made an investment in Galleria North in the form of a $15,000,000 revolving line of credit to be used for capital improvements and/or to pay operating expenses of the property, including without limitation, tenant improvement allowances and leasing commissions. As of March 31, 2012, $470,000 had been advanced under the revolving line of credit.

During the first quarter, management concluded prolonged negotiations with two prospective tenants, and we are very pleased to report that we have signed two leases bringing the building to a leased level of approximately 37.5%. On February 16, 2012, management signed the first lease with DealerTrack, Inc. for 59,152 square feet (approximately 15.6% of the property). DealerTrack plans to occupy the lower floors of the building (floors 2, 3 and 4) starting in August 2012. On March 15, 2012, management signed the second lease with EmCare, Inc. for 82,972 square feet (approximately 21.9% of the property). EmCare will occupy the upper floors of the building (floors 16, 15, 14 and 13) in two phases, the first of which is August 2012 and the second is scheduled for January 2014.

The Galleria submarket enjoyed a surge in touring activity that commenced around December 2011 and lasted until March 2012. During the past month or so, the pipeline of companies searching for new space has declined, and the number of new prospects has been significantly reduced. However, a few prospects continue to look seriously at the Company’s property, and management is working diligently with the local leasing team to potentially secure additional tenants. Despite the recent leasing success, the Galleria submarket continues to struggle to keep existing anchor tenants, and the majority of larger prospective tenants (prospects above 100,000 square feet) have elected to relocate farther north within the submarket of Far North Dallas. The pending reconstruction/widening of the LBJ interstate freeway and the resultant fear of growing traffic congestion continue to be a significant detraction to the near-term perception of the Galleria area.

Management remains cautiously optimistic that we are finally on our way to fully stabilizing the property, eventually being able to reinstate dividends and creating a value that could be attractive for sale in the marketplace. Of course, any sale of the property would be subject to a number of conditions, including approval by the Company’s Board of Directors and a majority of the holders of the Company’s preferred stock.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

George J. Carter

President – FSP Galleria North Corp.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001310157

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP Galleria (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

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FSP Galleria North Corp. - Dividend Summary

QUARTER	DIVIDEND	DIVIDENDS	ANNUALIZED	DIVIDENDS
ENDING	PER SHARE	PAID	YIELD*	PER SHARE
(10/14-12/31)				TOTAL PAID TO DATE
12/31/2004	$1,451	$1,247,860	6.7%
2004				$1,451
3/31/2005	$1,909	$1,641,740	7.6%
6/30/2005	$1,907	$1,640,020	7.6%
9/30/2005	$1,908	$1,640,880	7.6%
12/31/2005	$1,926	$1,656,360	7.7%
2005				$9,101
3/31/2006	$1,986	$1,707,960	7.9%
6/30/2006	$1,979	$1,701,940	7.9%
9/30/2006	$2,000	$1,720,000	8.0%
12/31/2006	$1,954	$1,680,440	7.8%
2006				$17,020
3/31/2007	$1,965	$1,689,900	7.9%
6/30/2007	$1,943	$1,670,980	7.8%
9/30/2007	$1,942	$1,670,120	7.7%
12/31/2007	$1,995	$1,715,700	7.9%
2007				$24,865
3/31/2008	$1,947	$1,674,420	7.8%
6/30/2008	$1,919	$1,650,340	7.7%
9/30/2008	$1,860	$1,599,600	7.4%
12/31/2008	$1,744	$1,499,840	7.0%
2008				$32,335
3/31/2009	$1,395	$1,199,700	5.6%
6/30/2009	$1,395	$1,199,700	5.6%
9/30/2009	$1,395	$1,199,700	5.6%
12/31/2009	$0	$0	0.0%
2009				$36,520
3/31/2010	$0	$0	0.0%
6/30/2010	$0	$0	0.0%
9/30/2010	$0	$0	0.0%
12/31/2010	$0	$0	0.0%
2010				$36,520
3/31/2011	$0	$0	0.0%
6/30/2011	$0	$0	0.0%
9/30/2011	$0	$0	0.0%
12/31/2011	$0	$0	0.0%
2011				$36,520
3/31/2012	$0	$0	0.0%
2012				$36,520

*Yield based on original offering amount of $86,000,000 and $100,000/share

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Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

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